CERTIFICATE OF DESIGNATIONS OF THE

SERIES A CONVERTIBLE PREFERRED STOCK OF

BOXLIGHT CORPORATION

PURSUANT TO SECTION 78.1955

OF THE NEVADA REVISED STATUTES

I, Sheri Lofgren, hereby certify that I am the Chief Financial Officer of BOXLIGHT CORPORATION (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes, and further do hereby certify:

A. That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on March 31, 2015, adopted the following resolutions creating a series of preferred stock designated as Series A Convertible Preferred Stock, none of which have been issued:

RESOLVED, that the Board designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

B. Series A Preferred Stock

1. Designation and Number; Certain Definitions.

1.1 A series of Preferred Stock, designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), is hereby established. The number of authorized shares of Series A Preferred Stock shall initially be two hundred and fifty thousand (250,000) shares, and the stated value amount per share of Series A Preferred Stock shall be One Dollar ($1.00) per share (the “Stated Value”).

1.2 Series A Preferred Stock is being issued to Vert Capital Corp., as trustee and escrow agent for certain of the former stockholders of Logical Choice Technologies, Inc., a Georgia corporation (“LCT”) in order to replace shares of Series A Preferred Stock of LCT that was issued to such former stockholders of LCT pursuant to the terms of an Agreement and Plan of Merger, dated April 15, 2013 among LCT, LCT Holdings, Inc., Vert Capital Corp. and Cynthia Kaye (the “Merger Agreement”).

1.3 In order to facilitate the issuance of the Series A Preferred Stock, the Corporation, Vert Capital Corp. and Logical Choice Corporation, a Delaware corporation (“LCC”) have entered into a stock transfer agreement dated as of March 31, 2015 (the “Transfer Agreement”), to be effective on the “IPO Effective Date” (as defined in the Transfer Agreement).

1.4 On a date which shall be the later to occur of (a) the effectiveness of a registration statement registering for resale the “Conversion Shares” (hereinafter defined), or (b) one (1) year following the IPO Effective Date, all and not less than all of the 250,000 shares of Series A Preferred Stock shall be automatically converted into the applicable number of Conversion Shares and such Conversion Shares shall be distributed by the Corporation to the Holders of Series A Preferred Stock set forth on Exhibit A to this Certificate of Designations.

1.5 As used in this Certificate, the term “Common Stock” shall mean the common stock of the Corporation, $0.0001 par value per share, authorized for issuance pursuant to its Articles of Incorporation.

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1.6 As used herein, the term “Common Stock Event” shall mean: (a) the declaration or payment of any dividend or other distribution on the Common Stock, without consideration, payable to one or more stockholders in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock; (b) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (c) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

1.7 As used in this Certificate, the term “Conversion Shares” shall mean 250,000 shares of Common Stock, or such other number of shares of Common Stock to be issued upon conversion of the Series A Preferred Stock pursuant to the adjustment provisions set forth in this Certificate of Designations.

1.8 As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series A Preferred Stock.

2. Rank. All shares of the Series A Preferred Stock shall rank (i) senior to the Common Stock and any other class of securities which is specifically designated as junior to the Series A Preferred Stock (collectively, with the Common Stock, the “Junior Securities”); and (ii) junior to any other class or series of Preferred Stock of the Corporation, including without limitation, the Corporation’s Series B Preferred Stock and Series C Preferred Stock, or any other Series of Preferred Stock hereafter created (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends. Except as otherwise set forth in this Section 3, the Series A Preferred Stock shall not pay a fixed or other dividend. The holders of the Series A Preferred Stock shall, however, be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid pro rata on the Common Stock and the Series A Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each holder of Series A Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock. The right to dividends on shares of Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

4. Liquidation Preference. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, and (ii) before any distribution or payment shall be made to the Holders of the Common Stock, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to (i) aggregate number of shares of Series A Preferred Stock then outstanding multiplied by its $1.00 Stated Value per share; and (ii) any accrued but unpaid Dividends. If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

5. Voting Rights. Except as otherwise set forth herein, the Series A Preferred Stock shall not be entitled to vote on any matter submitted to the vote of stockholders of the Corporation. However, in the event of any proposed amendment to this Certificate of Designation that would adversely alter or change any preference or any relative or other right given to the Series A Preferred Stock, then and only then may the Series A Preferred Stock vote as a separate class with respect to such amendment.

6. Conversion.

6.1 Automatic Conversion.

(a) Notwithstanding anything to the contrary contained in this Certificate, express or implied, upon a date which shall be the later to occur of (a) the effectiveness of a registration statement that registers for resale the Conversion Shares is declared effective by the Securities and Exchange Commission (“SEC”), or (b) one (1) year following the IPO Effective Date all, and not less than all, of the shares of Series A Preferred Stock shall automatically, and without any further action on the part of the Corporation or the Holder, be converted into the Conversion Shares, on the basis of one (1) full Conversion Share for each one (1) full share of Series A Preferred Stock, but at all times, subject to adjustment as set forth in Section 6.2 and Section 6.3 below. The foregoing is hereinafter defined as a “Conversion Event.”

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6.2 Adjustment for Reclassification, Exchange. and Substitution. If at any time or from time to time after the date upon which the first share of Series A Preferred Stock was issued by the Corporation (the “Original Issue Date”), the number of Conversion Shares Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each share of Series A Preferred Stock shall be converted such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

6.3 Adjustment Upon Common Stock Event. In the event that a Common Stock Event occurs at any time or from time to time after the Original Issue Date, the aggregate number of Conversion Shares into which the Series A Preferred Stock shall be converted immediately prior to such Common Stock Event shall, simultaneously with the occurrence of such Common Stock Event, shall be proportionately decreased or increased, as appropriate. The Conversion Shares shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.

6.4 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

6.5 Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

7. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8. Redemption. The Series A Preferred Stock is not redeemable.

9. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (I) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

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10. Amendment. These Amended and Restated A11icles of Incorporation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Georgia Business Corporation Code, of (i) a majority of the outstanding Series A Preferred Stock, voting separate as a single class, (ii) the Majority Holders and (iii) with such other stockholder approval, if any, as may then be required pursuant to the Georgia Business Corporation Code and the Articles of Incorporation.

11. Limitation on Transfer.

11.1 The, sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, “Transfer”), directly or indirect, by any holder of shares of Series A Preferred Stock or the Conversion Shares issuable upon conversion of such shares of Series A Preferred Stock, including (i) the use of the any shares of Series A Preferred Stock or Conversion Shares (collectively, “Capital Stock”) as collateral for any borrowing, or (ii) the granting of purchase options to any other person or entity, shall be prohibited until the occurrence of a Conversion Event; provided, however, that a Transfer by a Holder of Capital Stock (certified by such Holder to the Corporation that such Transfer is for estate planning purposes), to (A) an immediate family member (child, sibling, spouse or parent); (B) a trust, corporation, partnership, limited partnership or limited liability company that is an “affiliate” (at that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Holder; or (C) in the case of a Holder that is an entity, stockholders, members, partners or other equity holders of such Holder shall be permitted. To the extent of any permitted Transfer, the transferee of such transferred Capital Stock shall acquire the same subject to the provisions set forth herein.

11.2 In the event of any stock dividend, stock split, recapitalization, or other change affecting the Company’s outstanding Common Stock effected without receipt of consideration, then any new, substituted, or additional securities distributed to a Holder with respect to Capital Stock shall be immediately subject to the provisions of this Section II, to the same extent the Capital Stock is at such time covered by such provisions

11.3 In addition to any restrictive legend required under Rule 144, the certificate for each share of Series A Preferred Stock and Conversion Shares shall contain the following legend:

“Except in limited circumstances, the sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, ’Transfer”) of the shares represented by this certificate are restricted in accordance with the provisions of the Certificate of Designations of the Series A Preferred Stock, dated as of March 31, 2015, a copy of which is available at the offices of the Corporation.”

11.4 Any purported Transfer of any of the Capital Stock that is not in accordance with this Section shall be null and void, and shall not operate to transfer any right, title or interest in such Capital Stock to the purported transferee. Each Holder of Capital Stock agrees that the Corporation shall be entitled to prohibit the Transfer of any Capital Stock to be made on its books unless the Transfer is permitted hereunder and has been made in accordance herewith.

12. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series A Preferred Stock (the “Series A Majority Holders”):

12.1 alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or

12.2 issue any additional shares of Series A Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 12 shall be effective to the extent that, by its te1ms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

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13. Miscellaneous.

13.1 Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to this Series A Articles of Incorporation, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

13.2 Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

13.3 Waiver. Notwithstanding any provision in this Articles of Incorporation to the contrary, any prov1s10n contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Series A Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

13.4 Information Rights. So long as shares of Series A Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series A Preferred Stock (i) unaudited annual financial statements to the Holders of Series A Preferred within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to Holders of the Series A Preferred Stock.

13.4 Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to 1045 Progress Circle, Lawrenceville, Georgia 30043; and (ii) if to any Holder to the address set forth under such Holder’s name on the execution page to the Merger Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

IN WITNESS WHEREOF, this Series A Preferred Stock Certificate of Designations has been approved by and duly authorized by its Board of Directors and executed by the Corporation this 31st day of March 2015.

BOXLIGHT CORPORATION

By:	/s/ Sheri Lofgren
Sheri Lofgren, Chief Financial Officer

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Exhibit A

Boxlight Corp
Holders of Series A Preferred Stock

Name	Numbers of Series A Preferred Stock
Kevin Shupenia	17,285	4.8192%
Equity Partners	13,775	3.8404%
Ronald Kaye, Jr.	8,872	2.4736%
Mark Blood	8,149	2.2720%
Alpine Consultants, Inc.	8,058	2.2467%
Coggin Family Intervivos Tr., II	8,058	2.2467%
Ronald Bertucci	7,422	2.0692%
Crusader Printing, LLC	6,672	1.8603%
Ralph Capasso	5,196	1.4485%
Shelly R. DeJesus	4,956	1.3817%
Paul Anthes	4,835	1.3480%
Louise Bertucci	3,223	0.8987%
Jay Forman	3,127	0.8717%
Ronald Stewart	2,579	0.7189%
Barbara Bisel	2,015	0.5617%
Victor Bertucci	1,882	0.5246%
Donald Bertucci	1,882	0.5246%
Becky Milford	1,620	0.4516%
Barbara Smith	1,620	0.4516%
Jennifer Delling	1,620	0.4516%
Louis Gelsomino	1,479	0.4123%
James Anderson	1,442	0.4022%
Dolores A Miller	1,209	0.3370%
Arthur E Menna	1,209	0.3370%

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Boxlight Corp
Holders of Series A Preferred Stock

Name	Numbers of Series A Preferred Stock
Dorothy A Brayley	1,209	0.3370%
Robert R Menna	1,209	0.3370%
William J Menna	1,209	0.3370%
Berton Revocable Living Trust	1,076	0.2999%
Mario Bertucci	1,076	0.2999%
Charlie Bertucci	1,076	0.2999%
Bernie Colter	1,011	0.2820%
Natalie and Kou Su JT TEN	967	0.2696%
Jeff Delling	653	0.1820%
Don Rosado	367	0.1022%
Robert Meeks	367	0.1022%
Patrick Ireland	367	0.1022%
Charles Kaye	330	0.0921%
Phillip Snelling	330	0.0921%
Donna Ingram	330	0.0921%
Ronald Jordan	322	0.0899%
Pam Estabrooke	205	0.0573%
Faith Deward	101	0.0281%
Doug Druschel	101	0.0281%
Elizabeth Kaye	89	0.0247%
Cary Thornton	48	0.0135%
James Lambert	17	0.0046%
Elizabeth Atkins	8	0.0023%
Jeff Boyden	8	0.0023%
Kevin Brock	8	0.0023%
Tina L. Combs	8	0.0023%

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Boxlight Corp
Holders of Series A Preferred Stock

Name	Numbers of Series A Preferred Stock
Kellyann Davis-Hutchens	8	0.0023%
Danny Durham	8	0.0023%
Wei Fang	8	0.0023%
Doug Hutcheson	8	0.0023%
Alan W. Johnson	8	0.0023%
Anjana Vijay Patel	8	0.0023%
James P. Schrader	8	0.0023%
Randall Spear	8	0.0023%
Jody A. Tate	8	0.0023%
Averi M. Washington	8	0.0023%
Charles Elliott	8	0.0023%
Shere Lowery	8	0.0023%
Steve Hatala	8	0.0023%
Boxlight Corp - Treasury	227900	63.5386%

Totals:	358,680	100.0000%

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